CENTURY CAPITAL MANAGEMENT TRUST

                                 Code of Ethics

                                 March 29, 2005
                          As amended September 16, 2008
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OVERVIEW

This code of ethics (the "Code") has been adopted by Century Capital Management Trust (the "Trust"), on behalf of each series of the Trust (each, a "Fund" and collectively, the "Funds").

The Code is divided into three parts. The first part contains provisions that are applicable to Access Persons who are also Access Persons of Century Capital Management, LLC, the investment adviser to the Funds (the "Adviser"). The second part contains provisions that are applicable to Access Persons of the Trust who are not Access Persons of the Adviser, including the Independent Trustees. The third part contains provisions for the administration and enforcement of this Code.

DEFINITIONS

"Access Person" means (i) any Advisory Person of a Fund or of a Fund's investment adviser; and (ii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities. All of the Trust's trustees and officers and all of the Adviser's directors and officers are presumed to be Access Persons of the Funds.

"Advisory Person" means (i) any director/trustee, officer, general partner or employee of a Fund or of a Fund's investment adviser (or of any company in a control relationship to the Fund or investment adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

"Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, and means, generally, a direct or indirect pecuniary interest, including ownership by a person's spouse or other Family Members,


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certain family trusts, and other circumstances in which the person may profit, directly or indirectly, from transactions in the respective securities.

"Chief Compliance Officer" or "CCO" means the person designated as the Trust's Chief Compliance Officer or another person designated by the CCO to perform the functions of CCO when he or she is not available.

"Covered Security" means, generally, any security except the following:
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        (i)       Direct obligations of the U.S. government

        (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments;

        (iii) Shares issued by open-end mutual funds, other than the Funds.

"Independent Trustee" means a trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, and who would be required to make a report under Section II of this Code solely by reason of being a trustee.

"Initial public offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

"Investment personnel" means (i) any employee of a Fund who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities on behalf of a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; or (ii) any natural person who controls a Fund and who obtains information concerning recommendations with regard to the purchase or sale of Covered Securities by the Fund.

"Limited offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under such Act.

"Portfolio manager" means the person(s) responsible for the daily management of a Fund's portfolio and shall include the individual members of any Investment Committee established to manage such account.

"Purchase or sale of a covered security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

"Security held or to be acquired" means (i) any Covered Security which, within the most recent 15 days, is or has been held by a Fund, or is being considered by a Fund or its Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.


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I.   PROVISIONS APPLICABLE TO ACCESS PERSONS WHO ARE ALSO ACCESS PERSONS OF THE
     ADVISER.

         A. Incorporation of the Adviser's Code of Ethics. Sections 3, 4, 5 and 7 of the Adviser's Code of Ethics are incorporated herein by reference. A violation of any provision of Sections 3, 4, 5 or 7 of the Adviser's Code of Ethics shall constitute a violation of this Code.

         B. Review of Reports. The CCO shall review reports submitted to the Adviser's Chief Compliance Officer by the Funds' Access Persons in accordance with Section 7 of the Adviser's Code of Ethics and investigate any potential violations of this Code. If the CCO determines that a violation of this Code has or may have occurred, the CCO shall notify the Chairman of the Board's Oversight and Governance Committee (the "Oversight Committee").

         C. Sanctions. If the Oversight Committee finds that a violation has occurred, the Committee may impose such sanctions as the Committee deems appropriate.


II. PROVISIONS APPLICABLE TO ACCESS PERSONS WHO ARE NOT ALSO ACCESS PERSONS OF THE ADVISER.

         A. Personal Investment Activities. An Access Person shall not, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by a Fund:

               (a)  employ any device, scheme or artifice to defraud a Fund;

               (b) make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances in which they are made, not misleading;

               (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on Fund; or

               (d)  engage in any manipulative practice with respect to a Fund.

         B. Transactions in the Funds. Access Persons are subject to the same policies against short-term trading that apply to all shareholders of the Funds. These policies are described in the Funds' current prospectus.

         C. Insider Trading. No Access Person may trade securities, either personally or on behalf of others, while in possession of material, non-public information relating to the issuer of the securities in violation of applicable law. It may also be unlawful, and it is a violation of this Code, to communicate such "inside information" to someone else in breach of a duty of trust or confidence. Appendix A to this Code contains a more detailed description of the nature of inside information and these restrictions.

         D. Initial Public Offerings and Limited Offerings. Investment Personnel of a Fund must obtain written approval from the CCO before directly or indirectly acquiring Beneficial Ownership in any securities in an initial public offering or in a limited offering.

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

         E. Reporting Code Violations. If an Access Person becomes aware of a violation or potential violation of this Code, he or she shall report the matter to the CCO as soon as reasonably practicable.

         F. Reporting Obligations.

               Initial Holdings Report

               a. Except as otherwise provided below, every Access Person shall submit a report to the CCO, within 10 calendar days after becoming an Access Person, containing the following information (which must be current as of a date that is no more than 45 days prior to the date the person became an Access Person):

                    (i) the title and type of security, and as applicable the
               exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

                    (ii) The name of any broker, dealer or bank with which the
               Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                    (iii) The date on which the Access Person submits the
               report.

               b. An Independent Trustee need not submit an Initial Holdings Report.

               Quarterly Transaction Report

               a. Except as otherwise provided below, no later than 30 days after the end of each calendar quarter in which an Access Person
               (1) acquires or disposes of Beneficial Ownership of any Covered Security (including by gift or inheritance), or (2) establishes an account with any broker, dealer, or bank for holding or trading securities, every Access Person shall submit a report to the CCO which contains the following information:

                    With respect to each transaction during the calendar quarter:

                        (i)    The date of the transaction, the
                               title, and as applicable the exchange
                               ticker symbol or CUSIP number, the
                               interest rate and maturity date,
                               number of shares, and the principal
                               amount of each Covered Security
                               involved;

                        (ii)   The nature of the transaction (i.e.,
                               purchase, sale or any other type of
                               acquisition or disposition);

                        (iii)  The price at which the transaction
                               was effected;

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                        (iv)   The name of the broker, dealer, or
                               bank with or through whom the
                               transaction was effected; and

                        (v)    The date that the report is submitted
                               by the Access Person.

               With respect to each account established during the calendar quarter:

                        (i)    The name of the broker, dealer, or
                               bank with whom the Access Person
                               established the account;

                        (ii)   The date the account was established;
                               and

                        (iii)  The date that the report is submitted
                               by the Access Person.

               b. An Independent Trustee need only submit a quarterly transaction report to report a transaction in a Covered Security if, at the time of the transaction, the Independent Trustee knew, or in the ordinary course of fulfilling his or her official duties as a Trustee, should have known, that during the fifteen
               (15) day period immediately before or after the date of the transaction, such Covered Security was purchased or sold by the Fund, or either the Fund or CCM considered purchasing or selling the Covered Security.

               Annual Holdings Report

               a. Except as otherwise provided below, on or before February 14 of each year, every Access Person shall submit to the CCO the following information (which must be current as of a date no more than 45 days prior to the date the update is submitted):

                    (i) the title and type of security, and as applicable the
               exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

                    (ii) The name of any broker, dealer or bank with which the
               Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                    (iii) The date on which the Access Person submits the
               report.

               b. An Independent Trustee need not submit an Annual Holdings Report.

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III.     ADMINISTRATION AND ENFORCEMENT

         A. Review of Reports. The CCO shall promptly review any reports submitted under Section II.F of this Code by an Access Person. Any such review shall give special attention to evidence, if any, of violations or potential violations of the antifraud provisions of the federal securities laws and the procedural requirements or ethical standards of this Code.

         B. Investigations of Potential Violations. The CCO shall investigate any potential violations of this Code. If the CCO believes that a violation has occurred, he shall notify the Chairman of the Board's Oversight Committee (the "Committee"). The Committee shall determine whether a violation has occurred and, if so, determine what action should be taken in response. Any member of the Committee who is alleged to have been involved in a violation shall be excluded from any deliberations on the matter.

         C. Recordkeeping. The Funds must maintain the following records and make such records available to the Securities and Exchange Commission at any time and from time to time for reasonable periodic, special or other examination:

               (a) a copy of each code of ethics for the Trust that is currently in effect, or at any time within the past five years was in effect, which shall be maintained in an easily accessible place;

               (b) a record of any violation of this Code, and of any action taken as a result of the violation, which shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

               (c) a copy of each report submitted by an Access Person under the Code, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

               (d) a record of all Access Persons, currently or within the past five years, who are or were required to make reports under
                    Section II.F, or who are or were responsible for reviewing these reports, which shall be maintained in an easily accessible place; and

               (e) a copy of each report required under Section II.F, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

         D. Amendments. Any amendment to Sections 3, 4, 5 or 7 of the Adviser's Code of Ethics shall be deemed an amendment to Part I of this Code, provided that the Board of Trustees approves any material change to Sections 3, 4, 5 or 7 of the Adviser's Code of Ethics no later than six (6) months after the adoption of the material change. Any other amendment to this Code must be approved in advance by a majority of the Trustees, including a majority of the Independent Trustees.

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

         E. Annual Report. At least annually, the CCO shall furnish to the Board of Trustees (i) a written report that describes issues that arose under this Code since the last such report, including information about material violations of this Code and any actions taken, procedures adopted or sanctions imposed in response to such violations, and (ii) a certification that the Funds have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

         F. Certification. Each Access Person must sign a certification within seven (7) days of the effective date of this Code, acknowledging that he or she
(i) has received a copy of this Code and any amendments thereto, (ii) has read and understand all of the provisions of this Code, and (iii) agrees to comply with the provisions of this Code.


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                                                                    ATTACHMENT A


                Additional Information regarding Insider Trading


THE LAW

Federal law imposes heavy penalties on those who either buy or sell securities on the basis of material nonpublic ("inside") information about that security or the issuer, in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively, to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information.

The SEC has clarified by rule that:

         (i) a purchase or sale of a security of an issuer is "on the basis of" inside information if the person making the purchase or sale was AWARE OF the information when the person made the purchase or sale; i.e., ONE NEED NOT "USE" the inside information in order to violate the law; and

         (ii) In addition to the sort of "insider" relationships - such as acting as a director of the issuer -- that impose this obligation, a "duty of trust or confidence" also exists in the following circumstances, among others:

     o    Whenever a person agrees to maintain information in confidence;

     o Whenever one enters into a relationship the nature of which implies a duty to maintain the information in confidence; and

     o Whenever the person communicating the inside information and the person to whom it is communicated have a history, pattern, or practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the inside information expects that the recipient will maintain its confidentiality. This may apply to family relationships as well as business relationships.

POTENTIAL PENALTIES

Insider trading violations can result in:

     o Disgorgement of profits gained or losses avoided plus prejudgment interest calculated at the IRS rate for underpaid taxes;

     o Civil penalties at least equal to the amount disgorged, and potentially as high as three times the profit gained or loss avoided;

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

     o    A temporary or permanent industry bar;

     o    A criminal fine of up to $5 million (no matter how small the profit);
          and

     o    A jail term of up to 20 years.

WHAT IS MATERIAL, NON-PUBLIC INFORMATION?

Material.
---------

Information is "material" if a reasonable investor would consider it significant in a decision to buy, hold or sell securities. Put another way, information that could reasonably be expected to affect the price of a security, either positively or negatively, is material.

Common examples of information that will frequently be regarded as material are information relating to: earnings or losses that are significantly higher or lower than generally expected by the investment community; a pending or proposed merger, acquisition, or sale of part of an issuer's business; changes in management or independent auditors; significant new products or technological discoveries; negotiations regarding an important license, services agreement, or joint venture; impending financial or liquidity problems; or the commencement of significant litigation or governmental investigation.

Information about the market for an issuer's securities, such as the existence of a significant order to buy or sell securities, may in some contexts be material. Similarly, prepublication information regarding reports in the financial press may also be deemed material.

Other types of information may also be material; no complete list can be given.

Non-public.
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Information is "non-public" or "inside information" until it has been made available to investors generally (e.g., through the Dow Jones tape, the wire services, or other media) and the market has had time to digest it.


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